EXHIBIT 99.1

Gulf Island Fabrication, Inc. Announces Additional Project Awards

    HOUMA, La.--(BUSINESS WIRE)--July 28, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announces that its wholly owned subsidiary G.M. Fabricators, L.P. d/b/a Gulf Marine Fabricators, has received a letter of intent from Daewoo Shipbuilding & Marine Engineering Co., Ltd. ("DSME"), to fabricate and load-out the Tower Top Section ("TTS") and the Tower Bottom Section ("TBS") for the Cabinda Gulf Oil Company Ltd. Tombua Landana DDP Compliant Tower Project. Financial terms of this specific contract will not be disclosed.
    The majority of the fabrication, assembly and load-out will be performed at the Gulf Marine Fabricators facility located in South Texas. Some components of the project will be fabricated at the Gulf Island, L.L.C facility located in Houma, Louisiana. Gulf Island, L.L.C. is also a wholly owned subsidiary of Gulf Island Fabrication, Inc. Gulf Marine expects to begin fabrication during the first quarter of 2007 and expects to deliver the project in the third quarter of 2008.
    This project, included with several other projects awarded since the Company released backlog information on July 26, 2006, increases the Company's backlog to $344.0 million and 3.3 million man-hours remaining to work.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs and FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLP's, SPARs or other similar cargo onshore and offshore scaffolding and piping insulation services and steel warehousing and sales.

    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100